Belden & Blake Corporation
NEWS RELEASE

5200 Stoneham Road • North Canton, Ohio 44720 • (330) 499-1660 • FAX (330) 497-5463

CONTACT:	Robert W. Peshek Senior Vice President and Chief Financial Officer E-mail: bpeshek@beldenblake.com	FOR IMMEDIATE RELEASE July 13, 2005

Belden & Blake to Amend 10-K and 10-Q

NORTH CANTON, OH — Belden & Blake Corporation has received comment letters from the Securities and Exchange Commission (“SEC”) regarding its Annual Report on Form 10-K for the year ended December 31, 2004. After evaluation of the comments from the SEC, we will amend our Annual Report on Form 10-K for the year ended December 31, 2004 and amend our Quarterly Report on Form 10-Q for the period ended March 31, 2005 to reflect certain changes in our financial statements included in these reports. We expect to amend our filings for the following items:

1.	Capital C Energy Operations, LP (“Capital C”), acquired us pursuant to a merger that was completed on July 7, 2004. We previously disclosed that the merger was a purchase effective July 1, 2004. We expect to amend our filings to report the merger as effective on July 7, 2004. This change in presentation will have no impact on the balance sheet, statement of operations or statement of cash flows other than to present the predecessor period as ending on July 6, 2004 rather than July 1, 2004. The operating results for the six-day period were not material and have been included in the successor period beginning on July 7, 2004.

2.	We had stock options outstanding at the time of the merger that occurred on July 7, 2004. Upon the merger, these stock options were cancelled in exchange for cash in the amount of the excess of the merger price per share over the per share exercise price of the option. Some of these options were subject to variable accounting as a result of the strike price having been previously re-priced. This resulted in non-cash compensation expense of $1.1 million that was previously reported. The remaining options were previously not reported as variable accounting. We have concluded that these stock options should have resulted in compensation expense when it was probable that the employee would be able to put those options back to the company within six months of issuance of the shares. As a result of the merger, the options became exercisable and were simultaneously cancelled in exchange for cash. Therefore, we expect to amend our filings to report additional non-cash compensation expense of approximately $2.9 million (pre-tax) in the six day predecessor period ended July 6, 2004.

3.	We previously reported all unrealized gains and losses from derivatives on a single line item in the statement of operations. Upon realization, we previously reported all derivative gains and losses as a component or adjustment of the related oil or gas revenue. We expect to amend our filings to present the realized gain or loss on derivatives that do not qualify for hedge accounting treatment in the line item “Derivative fair value (gain) or loss.” As a result, our oil and gas revenues will not include realized gains and losses from non-qualified derivatives.

4.	We previously reported transaction expenses related to the merger of $22.6 million in the financing activity section of the statements of cash flows. We expect to amend our filings to present these expenses in the operating activities section of the statements of cash flows.

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5.	We previously reported discontinued operations as a single line item in the statements of cash flows. We expect to amend our filings to present the cash flows from discontinued operations in each of the operating, investing and financing sections of the statements of cash flows.

We will file the amended Form 10-K and Form 10-Q as soon as practicable.

Belden & Blake Corporation engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). We are a subsidiary of Capital C, an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P.

The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause our actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, our access to capital, the market demand for and prices of oil and natural gas, our oil and gas production and costs of operation, results of our future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in our 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.

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